Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lumos Networks Corp.:

We consent to the incorporation by reference in the Registration Statement No. 333-177627on Form S-8 of our report dated March 23, 2012, with respect to the consolidated balance sheets of Lumos Networks Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and equity for each of the years in the three-year period ended December 31, 2011, which appears in the 2011 annual report on Form 10-K of Lumos Networks Corp.

/s/ KPMG

Richmond, Virginia

March 23, 2012